UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: December 14, 2004

STARSOFT, INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

000-50546 (Commission File Number)	86-0914052 (IRS Employer Identification Number)

Anthony Lee, President and Chief Executive Officer
6055 Nelson Avenue, Unit 2103, Burnaby, British Columbia, Canada V5H 4L4
(Address of principal executive offices)

(604) 434-0766
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective December 14, 2004, Starsoft, Inc. ("Company") appointed Paul Turner as a new member of the board of directors to serve until the Company's next Annual Meeting of Stockholders.

Mr. Turner graduated from England's Sussex University and the London College of Law with an advanced degree in law. Mr. Turner's experience includes private practice with the London, England based law firms of Ince & Co. and Watson Farley, followed by senior positions with Cathay International Plc. a public company listed in the United Kingdom with extensive interest in China and Assetline Holdings, Ltd., a construction equipment exchange that utilizes an internet based auction system, now headquartered in Tokyo, Japan. Mr. Turner worked with Assetline Holdings, Ltd. from 1998 until 2001 and oversaw much of that company's global expansion. Since 2001, Mr. Turner has focused on his own consulting company Turner & Co. offering legal advice and business consulting services to a variety of clients.

The appointment of Mr. Turner to the Company's board of directors was not based on any prior understanding or arrangement. The Company has not entered into any related transactions with Mr. Turner and has not at this time determined whether Mr. Turner will serve on any standing committee.

Effective December 14, 2004, the Company appointed Dr. Ian B. Woods, BSc, PhD., MD. as a new member of the board of directors to serve until the Company's next Annual Meeting of Stockholders.

Dr. Woods graduated from the Queen's University in Kingston, Ontario, Canada with a BSc. degree in Physics and Mathematics, from the University of British Columbia in Vancouver, Canada with a PhD. in Physics and from the University of British Columbia's Faculty of Medicine with an MD in medicine. Dr. Woods' experience includes private practice as a physician being a founding member of the Burke Mountain Medical Center in Port Coquitlam , British Columbia. During 1998, Dr. Woods was appointed as the vice-president of Science and Technology for Genesis BioVentures, Inc. a public company involved in the development of novel protein technologies for breast cancer diagnosis and treatment. Dr. Woods subsequently accepted a position with Viral Genetics, Inc. to act as a Scientific Advisor and Consultant. Viral Genetics, Inc. is involved in developing a thymus protein to be used in the treatment of end-stage HIV patients. Since 2003, Dr. Woods has also provided leadership to BioVenture Holdings, Inc. a company working to develop breakthrough technologies including a solution for the emerging crisis in global water supplies.

The appointment of Dr. Woods to the Company's board of directors was not based on any prior understanding or arrangement. The Company has not entered into any related transactions with Dr. Woods and has not at this time determined whether Dr. Woods will serve on any standing committee.

Effective December 14, 2004, the Company appointed Nadir Walji as a new member of the board of directors to serve until the Company's next Annual Meeting of Stockholders.

Mr. Walji is a business consultant who has experience in developing the application of new technologies. He has partnered with ERA-GSM deploying wireless mobile communication networks in Poland and currently serves as an officer and director of certain public companies. Mr. Walji has acted as a director of strategic planning for ValorInvest Limited, a Swiss based company that provides various financial and management services to organizations and technology incubators. Mr Walji has served since 2000 as the secretary for Brasiclica Mining Corp., a copper mining company; as a director of Sudamet Ventures Inc., an inactive company from 2000; as a director of Chilean Gold Ltd., an inactive company since 2000; as a director of Orex Ventures Inc., an inactive company since 2000; and served as a director of ComCam, Inc. from 2002 until November of 2004.

The appointment of Mr. Walji to the Company's board of directors was not based on any prior understanding or arrangement. The Company has not entered into any related transactions with Mr. Walji and has not at this time determined whether Mr. Walji will serve on any standing committee.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized

Starsoft, Inc.

Signature	**Date**
By: /s/ Anthony Lee Name: Anthony Lee Title: President and Chief Executive Officer	December 16, 2004